Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FIRST QUARTER 2014 RESULTS

•	Comparable store sales increase of 6.3%

•	18% increase in diluted earnings per share to $1.61

•	Record first quarter operating margin of 16.6%

Springfield, MO, April 23, 2014 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its first quarter ended March 31, 2014.

1st Quarter Financial Results
Sales for the first quarter ended March 31, 2014, increased $143 million, or 9%, to $1.73 billion from $1.59 billion for the same period one year ago. Gross profit for the first quarter increased to $878 million (or 50.8% of sales) from $799 million (or 50.4% of sales) for the same period one year ago, representing an increase of 10%. Selling, general and administrative expenses (“SG&A”) for the first quarter increased to $591 million (or 34.2% of sales) from $548 million (or 34.5% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the first quarter increased to $287 million (or 16.6% of sales) from $251 million (or 15.8% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the first quarter ended March 31, 2014, increased $20 million, or 13%, to $174 million (or 10.1% of sales) from $154 million (or 9.7% of sales) for the same period one year ago. Diluted earnings per common share for the first quarter increased 18% to $1.61 on 108 million shares versus $1.36 for the same period one year ago on 113 million shares.

Commenting on the Company’s first quarter results, President and CEO, Greg Henslee, stated, “We are proud to report a very strong and profitable start to 2014, highlighted by a 6.3% increase in comparable store sales and an 18% increase in diluted earnings per share to $1.61, which marks our 21st consecutive quarter of 15% or greater diluted earnings per share growth. Our comparable store sales results for the first quarter exceeded our expectations, and the top end of our guidance range, driven by Team O’Reilly’s relentless focus on delivering the highest level of customer service in the industry. Once again, our record-breaking performance is the direct result of the hard work and commitment of our dedicated Team Members, and I would like to thank each of you for the vital role you play in our ongoing success.”

Mr. Henslee continued, “During the first quarter, we opened 50 net, new stores across 23 states with many of those stores opening in Florida where our newest distribution center in Lakeland began providing daily inventory replenishments to our stores in those markets in early January. Our Naperville, Illinois, distribution center is currently under construction and remains on schedule to open and begin servicing stores by early fall, and the planned opening of our new Devens, Massachusetts, distribution center before the end of the year is also progressing as planned. These three new distribution centers augment our already robust distribution network and reflect O’Reilly’s continued commitment to providing our customers industry leading parts availability.”

Mr. Henslee added, “We have seen the strong sales volumes we experienced in the first quarter continue into the beginning of April; however, we face our most difficult quarterly comparable store sales comparison in the second quarter of 2014 as we anniversary 2013’s strong second quarter comparable stores increase of 6.5% and face a headwind from the timing of the Easter holiday, which falls in the second quarter this year versus the first quarter last year. Based on these comparisons, we are guiding to a comparable stores sales increase range of 2% to 4% for the second quarter and reiterating our full-year 2014 comparable store sales guidance of 3% to 5%.”

Share Repurchase Program
During the first quarter ended March 31, 2014, the Company repurchased 0.1 million shares of its common stock, at an average price per share of $148.18, for a total investment of $22 million. Subsequent to the end of the first quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $144.52, for a total investment of $34 million. The Company has repurchased a total of 41.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $83.20, for a total aggregate investment of $3.41 billion. As of the date of this release, the Company had approximately $590 million remaining under its current share repurchase authorizations.

1st Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 6.3% for the first quarter ended March 31, 2014, versus 0.6% for the first quarter ended March 31, 2013. The comparable store sales increase for the first quarter ended March 31, 2013, adjusted for the impact of one additional day during the first quarter ended March 31, 2012, as a result of Leap Day, was 1.9%.

2nd Quarter and Updated Full-Year 2014 Guidance
The table below outlines the Company’s guidance for selected second quarter and updated full-year 2014 financial data:

	For the Three Months Ending	For the Year Ending
	June 30, 2014	December 31, 2014
Comparable store sales	2% to 4%	3% to 5%
Total revenue		$7.0 billion to $7.2 billion
Gross profit as a percentage of sales		50.9% to 51.4%
Operating income as a percentage of sales		17.0% to 17.4%
Diluted earnings per share (1)	$1.79 to $1.83	$6.82 to $6.92
Capital expenditures		$390 million to $420 million
Free cash flow (2)		$580 million to $620 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include rent-adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, April 24, 2014, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 36865970. A replay of the conference call will be available on the Company’s website through April 23, 2015.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of March 31, 2014, the Company operated 4,216 stores in 42 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2014	March 31, 2013	December 31, 2013
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$511,831	$205,410	$231,318
Accounts receivable, net	142,703	153,189	131,504
Amounts receivable from vendors	69,034	51,695	66,619
Inventory	2,397,042	2,295,846	2,375,047
Other current assets	40,663	35,048	30,713
Total current assets	3,161,273	2,741,188	2,835,201

Property and equipment, at cost	3,676,061	3,342,371	3,606,837
Less: accumulated depreciation and amortization	1,212,962	1,098,297	1,181,734
Net property and equipment	2,463,099	2,244,074	2,425,103

Notes receivable, less current portion	12,165	4,318	13,066
Goodwill	756,225	758,578	756,225
Other assets, net	37,011	41,383	37,613
Total assets	$6,429,773	$5,789,541	$6,067,208

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,160,897	$1,967,000	$2,056,521
Self-insurance reserves	68,625	56,052	57,700
Accrued payroll	64,473	58,958	65,520
Accrued benefits and withholdings	42,405	36,780	41,262
Deferred income taxes	21,977	13,196	20,222
Income taxes payable	51,971	56,004	—
Other current liabilities	187,428	160,949	181,718
Current portion of long-term debt	74	83	67
Total current liabilities	2,597,850	2,349,022	2,423,010

Long-term debt, less current portion	1,396,242	1,095,852	1,396,141
Deferred income taxes	75,162	83,130	80,713
Other liabilities	197,295	189,012	201,023

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
106,303,884 as of March 31, 2014,
111,041,666 as of March 31, 2013, and
105,939,766 as of December 31, 2013	1,063	1,110	1,059
Additional paid-in capital	1,162,413	1,097,928	1,118,929
Retained earnings	999,748	973,487	846,333
Total shareholders’ equity	2,163,224	2,072,525	1,966,321

Total liabilities and shareholders’ equity	$6,429,773	$5,789,541	$6,067,208
Note: The balance sheet at December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	March 31,
	2014	2013
Sales	$1,727,943	$1,585,009
Cost of goods sold, including warehouse and distribution expenses	850,227	786,346
Gross profit	877,716	798,663

Selling, general and administrative expenses	590,596	547,579
Operating income	287,120	251,084

Other income (expense):
Interest expense	(13,409)	(11,400)
Interest income	631	477
Other, net	618	468
Total other expense	(12,160)	(10,455)

Income before income taxes	274,960	240,629
Provision for income taxes	101,100	86,300
Net income	$173,860	$154,329

Earnings per share-basic:
Earnings per share	$1.64	$1.38
Weighted-average common shares outstanding – basic	106,191	111,557

Earnings per share-assuming dilution:
Earnings per share	$1.61	$1.36
Weighted-average common shares outstanding – assuming dilution	108,070	113,396

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net income	$173,860	$154,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	47,477	44,179
Amortization of debt discount and issuance costs	520	496
Excess tax benefit from stock options exercised	(17,850)	(10,788)
Deferred income taxes	(3,796)	(2,691)
Share-based compensation programs	5,096	5,597
Other	1,526	1,462
Changes in operating assets and liabilities:
Accounts receivable	(13,016)	(31,844)
Inventory	(21,994)	(19,515)
Accounts payable	104,376	37,888
Income taxes payable	69,922	60,859
Other	(572)	(13,628)
Net cash provided by operating activities	345,549	226,344

Investing activities:
Purchases of property and equipment	(83,085)	(73,484)
Proceeds from sale of property and equipment	287	355
Payments received on notes receivable	900	1,029
Net cash used in investing activities	(81,898)	(72,100)

Financing activities:
Principal payments on capital leases	(18)	(145)
Repurchases of common stock	(22,067)	(227,930)
Excess tax benefit from stock options exercised	17,850	10,788
Net proceeds from issuance of common stock	21,097	20,325
Net cash provided by (used in) financing activities	16,862	(196,962)

Net increase (decrease) in cash and cash equivalents	280,513	(42,718)
Cash and cash equivalents at beginning of the period	231,318	248,128
Cash and cash equivalents at end of the period	$511,831	$205,410

Supplemental disclosures of cash flow information:
Income taxes paid	$33,331	$29,158
Interest paid, net of capitalized interest	22,419	23,764

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended
		March 31,
Adjusted Debt to EBITDAR:		2014	2013
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,316	$1,095,935
Add:	Letters of credit	54,701	56,525
	Discount on senior notes	3,764	4,241
	Six-times rent expense	1,540,488	1,469,442
Adjusted debt		$2,995,269	$2,626,143

GAAP net income		$689,823	$592,583
Add:	Interest expense	51,083	42,469
	Provision for income taxes	403,450	349,775
	Depreciation and amortization	186,478	177,452
	Share-based compensation expense	21,221	22,399
	Rent expense	256,748	244,907
EBITDAR		$1,608,803	$1,429,585

Adjusted debt to EBITDAR		1.86	1.84

	March 31,
	2014	2013
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	11.8	8.5
Average inventory per store (in thousands) (3)	$569	$568
Accounts payable to inventory (4)	90.1%	85.7%
Return on equity (5)	33.8%	26.2%
Return on assets (6)	11.1%	10.3%

	For the Three Months Ended
	March 31,
	2014	2013
Selected Financial Information (in thousands):
Capital expenditures	$83,085	$73,484
Free cash flow (7)	$262,464	$152,860
Depreciation and amortization	$47,477	$44,179
Interest expense	$13,409	$11,400
Rent expense	$64,753	$62,897

Store and Team Member Information:
	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Beginning store count	4,166	3,976	4,041	3,809
New stores opened	51	66	180	178
Stores acquired	—	—	—	56
Stores closed	(1)	(1)	(5)	(2)
Ending store count	4,216	4,041	4,216	4,041

	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Total employment	64,676	55,782
Square footage (in thousands)	30,454	29,102
Sales per weighted-average square foot (8)	$56.47	$54.31	$226.10	$221.48
Sales per weighted-average store (in thousands) (9)	$408	$391	$1,630	$1,581

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.